Exhibit 2(g)(i)(a)

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, dated June 12, 2013, between Private Advisors Alternative Strategies Master Fund (“Master Fund”), Private Advisors Alternative Strategies Fund (“Feeder Fund)” (each, a “Fund”), and New York Life Investment Management LLC (“Manager”) (“Agreement”).

WHEREAS, the Manager has been appointed the investment manager of each of Fund pursuant to a Management Agreement between each Fund and the Manager dated April 5, 2012; and

WHEREAS, each Fund and the Manager desire to enter into the arrangements described herein relating to certain expenses of each Fund; and

WHEREAS, each Fund and the Manager desires to extend the Agreement’s termination date to August 1, 2014;

NOW, THEREFORE, each Fund and the Manager hereby agrees as follows:

1.	The Manager hereby agrees to agrees to waive fees and/or reimburse expenses as follows:

•	With respect to the Master Fund, so that Total Annual Fund Operating Expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and Acquired (Underlying) Fund Fees and Expenses (i.e., the expenses of the underlying Hedge Funds)) do not exceed 1.50% of its average month-end net assets.

•	With respect to the Feeder Fund, so that Total Annual Fund Operating Expenses (including the Feeder Fund’s pro rata share of the Master Fund’s expenses, but excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments, and Acquired (Underlying) Fund Fees and Expenses (i.e., the expenses of the underlying Hedge Funds)) do not exceed 2.25% of its average month-end net assets.

2.	The waivers and/or reimbursements described in Section 1 above are not subject to recoupment by the Manager.

3.	The Manager understands and intends that each Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statement for each Fund on Form N-2 and in filing subsequent registration statements and amendments thereto with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits each Fund to do so.

Exhibit 2(g)(i)(a)

4.	This Agreement will remain in effect until August 1, 2014, with respect to each Fund, and shall renew automatically for one-year terms unless Manager provides written notice of termination prior to the start of the next term or upon approval of the Board.

5.	Capitalized terms used but not otherwise defined herein shall have the same meaning as described to them in each Fund’s registration statement.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

By:/s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

By:/s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:/s/ Stephen P. Fisher

Name: Stephen P. Fisher

Title: Senior Managing Director